UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	October 10, 2017

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

PO Box 1541, 1 Blue Hill Plaza, Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 2.01            Completion of Acquisition or Disposition of Assets

On October 10, 2017, Hudson Technologies, Inc. (the “Company”) and its wholly-owned subsidiary, Hudson Holdings, Inc. (“Holdings”) completed the acquisition (the “Acquisition”) from Airgas, Inc. (“Airgas”) of all of the outstanding stock of Airgas-Refrigerants, Inc., a Delaware corporation (“ARI”).

At closing, Holdings paid net cash consideration to Airgas of approximately $209.3 million. While the aggregate purchase price was unchanged, the cash consideration paid at closing was less than the prior estimate of $220 million due to: (i) changes in the net working capital of ARI as of the closing relative to a net working capital target, (ii) the actual amount of specified types of R-22 refrigerant inventory on hand at closing relative to a target amount thereof, (iii) other consideration pursuant to the Stock Purchase Agreement, and (iv) the purchase by Airgas from a subsidiary of Holdings of certain products delivered at the closing.

The cash consideration paid by Holdings at closing was financed with available cash balances, plus $80 million of borrowings under an enhanced asset based lending facility of $150 million from PNC Bank and a new term loan of $105 million from funds advised by FS Investments and sub-advised by GSO Capital Partners LP. Additional information regarding the debt financing is set forth in Item 2.03 below.

A copy of the Company’s October 10, 2017 press release announcing the completion of the Acquisition is attached hereto as Exhibit 99.1.

The financial statements and pro forma financial information required to be filed with respect to the Acquisition pursuant to the instructions to this Item and Item 9.01 will be filed within 71 calendar days of October 16, 2017.

Item 2.03            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Amendment and Restatement of Revolving Credit Facility

On October 10, 2017, Hudson Technologies Company (“HTC”), an indirect subsidiary of Hudson Technologies, Inc. (the “Company”), and HTC’s affiliates Hudson Holdings, Inc. and Airgas-Refrigerants, Inc., as borrowers (collectively, the “Borrowers”), and the Company as a guarantor, became obligated under an Amended and Restated Revolving Credit and Security Agreement (the “PNC Facility”) with PNC Bank, National Association, as administrative agent, collateral agent and lender (“Agent” or “PNC”), PNC Capital Markets LLC as lead arranger and sole bookrunner, and such other lenders as may thereafter become a party to the PNC Facility. The PNC Facility amends and restates HTC’s existing credit facility with PNC.

Under the terms of the PNC Facility, the Borrowers may borrow, from time to time, up to $150 million at any time consisting of revolving loans in a maximum amount up to the lesser of $150 million and a borrowing base that is calculated based on the outstanding amount of the Borrowers’ eligible receivables and eligible inventory, as described in the PNC Facility. The PNC Facility also contains a sublimit of $15 million for swing line loans and $5 million for letters of credit.

Amounts borrowed under the PNC Facility may be used by the Borrowers to consummate the Acquisition and for working capital needs, certain permitted future acquisitions, and to reimburse drawings under letters of credit. At October 10, 2017, total borrowings under the PNC Facility were $80 million.

Interest on loans under the PNC Facility is payable in arrears on the first day of each month with respect to loans bearing interest at the domestic rate (as set forth in the PNC Facility) and at the end of each interest period with respect to loans bearing interest at the Eurodollar rate (as set forth in the PNC Facility) or, for Eurodollar rate loans with an interest period in excess of three months, at the earlier of (a) each three months from the commencement of such Eurodollar rate loan or (b) the end of the interest period. Interest charges with respect to loans are computed on the actual principal amount of loans outstanding during the month at a rate per annum equal to (A) with respect to domestic rate loans, the sum of (i) a rate per annum equal to the higher of (1) the base commercial lending rate of PNC, (2) the federal funds open rate plus 0.5% and (3) the daily LIBOR plus 1.0%, plus (ii) between 0.50% and 1.00% depending on average quarterly undrawn availability and (B) with respect to Eurodollar rate loans, the sum of the Eurodollar rate plus between 1.50% and 2.00% depending on average quarterly undrawn availability.

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Borrowers granted to the Agent, for the benefit of the lenders, a security interest in substantially all of Borrowers’ assets, including receivables, equipment, general intangibles (including intellectual property), inventory, subsidiary stock, real property, and certain other assets.

The PNC Facility contains a fixed charge coverage ratio covenant. The PNC Facility also contains customary non-financial covenants relating to the Company and the Borrowers, including limitations on Borrowers’ ability to pay dividends on common stock or preferred stock, and also includes certain events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other obligations, events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, impairments to guarantees and a change of control.

The commitments under the PNC Facility will expire and the full outstanding principal amount of the loans, together with accrued and unpaid interest, are due and payable in full on October 10, 2022, unless the commitments are terminated and the outstanding principal amount of the loans are accelerated sooner following an event of default.

In connection with the closing of the PNC Facility, the Company also entered into an Amended and Restated Guaranty and Suretyship Agreement, dated as of October 10, 2017 (the “Revolver Guarantee”), pursuant to which the Company affirmed its unconditional guarantee of the payment and performance of all obligations owing by Borrowers to PNC, as Agent for the benefit of the revolving lenders.

New Term Loan Facility

On October 10, 2017, Hudson Technologies Company (“HTC”), an indirect subsidiary of Hudson Technologies, Inc. (the “Company”), and HTC’s affiliates Hudson Holdings, Inc. and Airgas-Refrigerants, Inc., as borrowers (collectively, the “Borrowers”), and the Company, as guarantor, became obligated under a Term Loan Credit and Security Agreement (the “Term Loan Facility”) with U.S. Bank National Association, as administrative agent and collateral agent (“Term Loan Agent”) and funds advised by FS Investments and sub-advised by GSO Capital Partners LP and such other lenders as may thereafter become a party to the PNC Facility (the “Term Loan Lenders”).

Under the terms of the Term Loan Facility, the Borrowers have immediately borrowed $105 million pursuant to a term loan (the “Initial Term Loan”) and may borrow up to an additional $25 million for a period of eighteen months after closing to fund additional permitted acquisitions (the “Delayed Draw Commitment”, and together with the Initial Term Loan, the “Term Loans”).

The Term Loans mature on October 10, 2023. Principal payments on the Term Loans are required on a quarterly basis, commencing with the quarter ending March 31, 2018, in the amount of 1% of the original principal amount of the outstanding Term Loans per annum. The Term Loan Facility also requires annual payments of up to 50% of Excess Cash Flow (as defined in the Term Loan Facility) depending upon the Company’s Total Leverage Ratio (as defined in the Term Loan Facility) for the applicable year. The Term Loan Facility also requires mandatory prepayments of the Term Loans in the event of certain asset dispositions, debt issuances, and casualty and condemnation events. The Term Loans may be prepaid at the option of the Borrowers at par in an amount up to $30 million. Additional prepayments are permitted after the first anniversary of the closing date subject to a prepayment premium of 3% in year two, 1% in year three and zero in year four and thereafter.

Interest on the Term Loans is generally payable on the earlier of the last day of the interest period applicable to such Eurodollar rate loan and the last day of the Term Loan Facility, as applicable. Interest is payable at the rate per annum of LIBOR plus 7.25%. The Borrowers have the option of paying 3.00% interest per annum in kind by adding such amount to the principal of the Term Loans during no more than five fiscal quarters during the term of the Term Loan Facility.

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Borrowers and the Company granted to the Term Loan Agent, for the benefit of the Term Loan Lenders, a security interest in substantially all of their respective assets, including receivables, equipment, general intangibles (including intellectual property), inventory, subsidiary stock, real property, and certain other assets.

The Term Loan Facility contains a total leverage ratio covenant, tested quarterly. The Term Loan Facility also contains customary non-financial covenants relating to the Company and the Borrowers, including limitations on their ability to pay dividends on common stock or preferred stock, and also includes certain events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other obligations, events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, impairments to guarantees and a change of control.

In connection with the closing of the Term Loan Facility, the Company also entered into a Guaranty and Suretyship Agreement, dated as of October 10, 2017 (the “Term Loan Guarantee”), pursuant to which the Company affirmed its unconditional guarantee of the payment and performance of all obligations owing by Borrowers to Term Loan Agent, as agent for the benefit of the Term Loan Lenders.

The Term Loan Agent and the Agent have entered into an intercreditor agreement governing the relative priority of their security interests granted by the Borrowers and the Guarantor in the collateral, providing that the Agent shall have a first priority security interest in the accounts receivable, inventory, deposit accounts and certain other assets (the “Revolving Credit Priority Collateral”) and the Term Loan Agent shall have a first priority security interest in the equipment, real property, capital stock of subsidiaries and certain other assets (the “Term Loan Priority Collateral”).

The descriptions of the PNC Facility, the Revolver Guarantee, the Term Loan Facility, and the Term Loan Guarantee do not purport to be complete and are qualified in their entirety by reference to the full text of the PNC Facility, the Revolver Guarantee, the Term Loan Facility, and the Term Loan Guarantee which are filed as exhibits to this Report. The agreements have been included to provide investors and security holders with information regarding their respective terms. The descriptions are not intended to provide any other factual information about the Company or the other parties thereto. The agreements contain representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreements. In addition, the agreements are modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreements, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Item 9.01            Financial Statements and Exhibits

The financial statements and pro forma financial information required to be filed with respect to the Acquisition disclosed in Item 2.01 above pursuant to the instructions to that Item and this Item will be filed within 71 calendar days of October 16, 2017.

(d)	Exhibits

10.1	Amended and Restated Revolving Credit and Security Agreement dated October 10, 2017 with PNC Bank, National Association
10.2	Amended and Restated Guaranty and Suretyship Agreement dated October 10, 2017 by Hudson Technologies, Inc.
10.3	Term Loan Credit and Security Agreement dated October 10, 2017 with U.S. Bank National Association as Administrative Agent and Collateral Agent for the Term Lenders
10.4	Guaranty and Suretyship Agreement dated October 10, 2017 by Hudson Technologies, Inc.
99.1	Press Release of Hudson Technologies, Inc., dated October 10, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2017

HUDSON TECHNOLOGIES, INC.

By:	/s/ Stephen P. Mandracchia
Name:	Stephen P. Mandracchia
Title:	Vice President Legal & Regulatory
Secretary

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